Exhibit 99.1

Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and Chief Financial Officer
203/265-8630
www.amphenol.com

2004 THIRD QUARTER RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 20, 2004.  Amphenol Corporation (NYSE-APH) reported today that third quarter 2004 diluted earnings per share increased 47% to a record $.47 compared to $.32 per share for the comparable 2003 period.  Per share amounts included herein have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.  Sales for the third quarter 2004 increased 22% to $384,103,000 compared to $314,798,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $10.4 million in the third quarter 2004 compared to the 2003 period.

For the nine months ended September 30, 2004, diluted earnings per share was $1.31 compared to $.89 per share for the 2003 period (excluding the effect in 2003 of a one-time charge relating to the early extinguishment of debt).  In the second quarter 2003, the Company refinanced its long term debt and incurred a one-time charge for write off of deferred debt issuance costs, early repayment premium and other related costs; diluted earnings per share for the nine months ended September 30, 2003 including such one-time charge was $.81.  Sales for the nine months ended September 30, 2004 were

$1,126,483,000 compared to $897,465,000 for the 2003 period.  Currency translation had the effect of increasing sales by approximately $35.1 million for the nine month 2004 period when compared to the 2003 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “I am extremely pleased with our third quarter results.  Sales were up 22% compared to last year’s third quarter, a significant accomplishment in what is generally a seasonally softer quarter.  The operating income margin increased from 16.6% to 18.3%.  The interconnect products segment of our business, which represents 87% of our sales, was up a strong 24% over last year with excellent profitability.  The growth was broad based across all of our end markets and included all major geographic regions.  Growth was especially strong in the wireless communication and military and aerospace markets.  The excellent top line results reflect our continuing development of new application specific solutions and value added products for our customers, increasing our worldwide presence with the leading companies in our target markets and improved end markets reflecting a generally stronger economy compared to the prior year.  The improved profitability in the interconnect business is also attributable to the continuing development of new application specific products as well as higher volumes and ongoing programs of cost control.  In late September we acquired a French manufacturer of engineered cable assemblies for the automotive industry; a business with annual sales of approximately $40 million.  The acquisition complements and broadens our product offering to this global market.  The cable products segment of our business, which is primarily for broadband cable television networks and represents 13% of our sales, was also up a strong 13% over the prior year.  In addition, the operating income margin in this segment strengthened as price increases implemented in the latter part of the second quarter partially offset the impact of higher material costs.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Earnings per share for the quarter was up 47% over last year and represents the eleventh consecutive quarterly increase and a new record for the Company.  Our operating income margin for the quarter was also strong at 18.3%, representing both a sequential and year-over-year increase.  Furthermore, net income, that is income after interest expense and taxes, again exceeded 10% of sales, another indication of the Company’s excellent profitability.  Cash flow from operations was also very strong at $47.3 million for the quarter and $133.1 million for the nine months 2004.”

“I am also very pleased that during the quarter Moody’s upgraded the Company’s credit rating to Ba1 and that Standard & Poor’s has included the Company in its S&P 400 Mid Cap Index.  We appreciate this recognition of the Company’s excellent liquidity and strong operational performance over an extended period.  Furthermore, in October, the Company’s Board of Directors approved an increase in the size of the Company’s stock repurchase program, originally approved in March 2004, from two million shares to five million shares, and extended the termination date of the program until September 30, 2006.  Approximately four million shares remain available for purchase under this program.”

“It was a very good quarter in all respects, and I am very proud of our organization as we continue to execute well.  We have a strong position in excellent and diversified markets and continue to increase our presence with the major companies in these markets.

However, recent cautionary statements by economists and customers in certain of our markets suggest a higher level of uncertainty and an easing of the strong economic recovery of the first half of this year.  Nevertheless, assuming no significant change in the current economic climate and stable currency exchange rates, we now expect full year earnings per share to increase 43% to 45% compared to the prior guidance of 35% to 40%, and we believe fourth quarter sales and earnings per share will be in the range of $390 to $395 million and $.48 to $.50 per share, respectively.  We are very confident that we are in excellent markets with a great organization, and we are very excited about the future.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EDT) October 20, 2004.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (EDT) on Friday, October 22, 2004.  If you are unable to participate on the call and would like to hear a replay, the toll free dial-in number is 800-835-3844 and International dial-in replay number is 402-280-1655.  A live broadcast as well as a replay until October 22, 2005 will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2003, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

FINANCIAL SUMMARY

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003(2)	2004	2003(2)

Sales	$384,103,000	$314,798,000	$1,126,483,000	$897,465,000

Net income	$41,646,000	$28,212,000	$117,671,000	$71,004,000	(1)

Earnings per share – basic	$.47	$.33	$1.34	$.83	(1)

Average shares outstanding – basic	87,961,000	86,380,352	88,037,522	85,595,944

Earnings per share – diluted	$.47	$.32	$1.31	$.81	(1)

Average shares outstanding – diluted	89,467,309	88,537,954	89,735,753	87,640,436

(1).       Includes a one-time charge for expenses incurred in the early extinguishment of debt of $10,367,000, less tax benefit of $3,525,000, or $.08 per basic and diluted share.

(2).       Per share and share amounts have been adjusted to reflect the Company’s 2 for 1 stock split effective in March 2004.

/jem

PR October 20, 2004

AMPHENOL CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net Sales	$384,103	$314,798	$1,126,483	$897,465
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	250,417	208,677	737,678	594,530

Depreciation and amortization expense	9,736	9,133	28,902	27,507

Selling, general and administrative expense	53,647	44,616	159,263	128,626

Operating income	70,303	52,372	200,640	146,802

Interest expense	(5,597)	(7,179)	(17,025)	(22,997)
Other expenses, net	(1,607)	(2,447)	(5,326)	(5,856)
Expense for early extinguishment of debt.	0	0	0	(10,367)

Income before income taxes	63,099	42,746	178,289	107,582

Provision for income taxes	(21,453)	(14,534)	(60,618)	(36,578)

Net income	$41,646	$28,212	$117,671	$71,004

Net income per common share - Basic	$0.47	$0.33	$1.34	$0.83

Average shares outstanding - Basic.	87,961,000	86,380,352	88,037,522	85,595,944

Net income per common share - Diluted.	$0.47	$0.32	$1.31	$0.81

Average shares outstanding - Diluted	89,467,309	88,537,954	89,735,753	87,640,436

Pro forma net income and earnings per share excluding expense for early extinguishment of debt:

Net income				$71,004
Expense for early extinguishment of debt, net of taxes of $3,525.				6,842

Net income excluding expense for early extinguishment of debt				$77,846

Net income per common share - Basic				$0.91

Net income per common share - Diluted.				$0.89

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	Sep. 30, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term cash investments	$22,523	$23,533
Accounts receivable, less allowance for doubtful accounts of $10,574 and $9,244, respectively.	199,271	172,488
Inventories	233,888	221,385
Prepaid expenses and other assets.	42,588	33,943

Total current assets.	498,270	451,349

Land and depreciable assets, less accumulated depreciation of $332,055 and $327,469, respectively	185,441	178,266
Deferred debt issuance costs.	5,948	7,014
Goodwill	546,282	516,335
Deferred taxes and other assets	21,761	28,420

	$1,257,702	$1,181,384

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$130,935	$116,835
Accrued interest	2,435	2,939
Accrued salaries, wages and employee benefits.	36,051	31,091
Other accrued expenses.	88,850	56,098
Current portion of long-term debt	11,612	10,679

Total current liabilities	269,883	217,642

Long-term debt	458,231	532,280
Accrued pension and post employment benefit obligations	85,108	100,326
Other liabilities.	12,707	7,730

Shareholders’ Equity:
Common stock.	88	88
Additional paid-in deficit	(215,502)	(238,168)
Accumulated earnings	744,101	626,430
Accumulated other comprehensive loss	(64,036)	(64,944)
Treasury stock, at cost	(32,878)	0

Total shareholders’ equity	431,773	323,406

	$1,257,702	$1,181,384

AMPHENOL CORPORATION

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Trade Sales:
Interconnect Products	$333,468	$269,852	$980,503	$777,846
Cable Products	50,635	44,946	145,980	119,619
Consolidated	$384,103	$314,798	$1,126,483	$897,465

Operating income:
Interconnect Products	$68,157	$50,280	$197,040	$141,087
Cable Products	6,801	5,131	18,139	14,837
Corporate	(4,655)	(3,039)	(14,539)	(9,122)
Consolidated	$70,303	$52,372	$200,640	$146,802

ROS%:
Interconnect Products	20.4%	18.6%	20.1%	18.1%
Cable Products	13.4%	11.4%	12.4%	12.4%
Consolidated	18.3%	16.6%	17.8%	16.4%